Independent Director Compensation Policy

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, are entitled to a fee of $30,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $25,000, $22,000, $10,000, and $7,500, respectively, per year for his or her service as chairperson for such committee.

In addition, on the date of each annual stockholders meeting, each non-employee member of the Board of Directors will be granted $167,600 of restricted stock units based on the closing stock price on the grant date and our Chairman of the Board (provided such Chairman has served as non-employee member of the Board of Directors and Chairman for at least six months before the date of the stockholder meeting) will be granted an additional $25,000 of restricted stock units based on the closing price on the grant date.

These restricted stock units will vest in full at the following annual stockholders meeting, subject to the director’s continuing service on our Board of Directors. Each newly elected Director who first becomes a non-employee director on a date other than an annual stockholders meeting will be granted a number of restricted stock units equal to the product of (i) the amount obtained by dividing (A) $167,600 by (B) the fair market value of a share of the Company’s Common Stock on the grant date, multiplied by (ii) the amount obtained by dividing (x) 12 minus the number of full months that have elapsed from the immediately preceding annual meeting of stockholders of the Company to the initial grant date, by (y) 12 (the "Pro Rata Grant"). Subject to the director's continued service with the Company, each Pro Rata Grant award will vest in full on the date of the Company's annual stockholders meeting immediately following the initial grant date.

These restricted stock units will also immediately vest in full upon a change in control of the Company. The restricted stock units are to be granted under our 2016 Equity Incentive Plan.